Exhibit 99.1

News Release

Contact:	Investors and Analysts:	Karin Demler, CCA at (615) 263-3005 or
Cameron Hopewell, CCA at (615) 263-3024
Media: Steve Owen, CCA at (615) 263-3107

CCA Expands Existing Intergovernmental Service Agreement to Manage the South Texas Family Residential Center in Dilley, Texas

CCA expects to house up to 2,400 individuals under a four year agreement

NASHVILLE, Tenn. – September 24, 2014 – CCA (Corrections Corporation of America) (NYSE: CXW), America’s largest owner of partnership correctional and detention facilities, announced today that it has agreed under an Intergovernmental Service Agreement (IGSA) between the City of Eloy, Arizona, and Immigration and Customs Enforcement (ICE) to house up to 2,400 individuals at the South Texas Family Residential Center, a facility leased by CCA in Dilley, Texas. ICE has been tasked in assisting our country with an unprecedented humanitarian crisis by providing appropriate residential care centers for families. The new services provided under the amended IGSA are expected to commence in early October 2014, have a term of up to four years and can be extended by bi-lateral modification. The agreement provides for a fixed monthly payment in accordance with a graduated schedule.

As part of the agreement, CCA will be responsible for providing residential services in an open and safe environment which will offer residents indoor and outdoor recreational activities, life skills, study period, counseling, group interaction, and access to religious and legal services. In addition, CCA will provide educational programs and food services through third parties. Medical services will be provided to residents by a third party provider that will be contracted separately by ICE.

The 50-acre site and family residential center, to be constructed thereon over the next seven months, will be leased from Target Logistics Management, LLC, an Algeco Scotsman company, over a period co-terminus with the ICE agreement.

We continue to finalize certain aspects of the transaction, but currently expect the modified agreement to have a negative financial impact on our previously issued per share guidance for 2014 of approximately $0.02 to $0.04 per share due to start-up expenses associated with the scheduled ramp of operational capabilities.

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently own or control 52 correctional and detention facilities and manage 12 additional facilities owned by our government partners, with a total design capacity of approximately 84,500 beds in 19 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community re-entry and prisoner

-more-

transportation services for governmental agencies. In addition to providing the fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare offenders for their successful re-entry into society upon their release.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) ICE’s discretion as to the length of need for this contract which is addressing a currently acute immigration issue; (ii) our ability to successfully manage the project which is different from our typical facility; (iii) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy, and overall utilization; (iv) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) our ability to obtain and maintain correctional facility management contracts, including, but not limited to, sufficient governmental appropriations, contract compliance and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) changes in governmental policy and in legislation and regulation of the corrections and detention industry that affect our business, including but not limited to, California’s continued utilization of out of state private correctional capacity; (viii) our ability to meet and maintain REIT qualification status; and (ix) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

###